Exhibit 99

USANA Health Sciences Announces Fourth Quarter and Full-Year 2013 Financial Results

  Fourth quarter net sales increased by 10.5% to $186.3 million
  Fourth quarter earnings per share increased by 11.0% to $1.41
  2013 marks 11th consecutive year of record sales ($718.2 million)
  Earnings per share increased to a record $5.56 for the year
  Initial 2014 net sales and earnings outlook provided

SALT LAKE CITY--(BUSINESS WIRE)--February 4, 2014--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal fourth quarter and full-year ended December 28, 2013. The Company also provided net sales and earnings guidance for 2014.

Financial Performance

For the fourth quarter of 2013, net sales increased by 10.5% to $186.3 million, compared with $168.5 million in the prior-year period. The Company’s Asia Pacific and North America/Europe regions both reported sales and customer growth for the quarter. This growth was driven by the successful adoption of the initiatives launched at the Company’s 2013 International Convention held in August. The initiatives, which are designed to promote long-term sustainable customer growth, provide customers with opportunities for preferred pricing and additional compensation under the Company’s Associate compensation plan. Unfavorable changes in currency exchange rates reduced net sales in the quarter by $2.9 million.

Net earnings for the fourth quarter increased to $20.3 million, a 9.9% improvement, compared with the prior-year period. This increase was driven by higher net sales, lower relative selling, general and administrative expense, and a lower effective tax rate. The 29.8% effective tax rate for the fourth quarter was 470 basis points lower than the fourth quarter of 2012 due primarily to benefits from a Utah state tax policy election change recognized in the fourth quarter of 2013. These benefits were partially offset by lower gross margins and higher Associate Incentives expense, which are also attributable to initiatives launched at the 2013 convention. Earnings per share for the quarter increased by 11% to $1.41 compared with $1.27 in the fourth quarter of the prior year. The growth in earnings per share was attributable to higher net earnings. Weighted average diluted shares outstanding were 14.4 million in the fourth quarter of 2013 compared with 14.5 million in the prior-year period.

“The successful execution by our entire organization of the initiatives announced back in August led to a better-than-expected fourth quarter and cap a year of significant achievements and record operating results,” said Dave Wentz, USANA’s Chief Executive Officer. “These results mark our 11th consecutive year of record sales. The initiatives that we introduced at our 2013 International Convention and that we plan to implement in 2014 are each aimed at our overall strategy of promoting customer loyalty, enjoyment and success with USANA. While the objective of these initiatives is to drive long-term, sustainable growth, they have been adopted by our Associates and customers even more quickly than anticipated and have resulted in an excellent fourth quarter.”

Regional Results

Net sales in the Asia Pacific region increased by 13.0% to $121.8 million, compared with $107.8 million for the fourth quarter of the prior year. This improvement was due primarily to sales growth in the Greater China and Southeast Asia Pacific regions with China and Singapore experiencing the most meaningful growth. Although USANA generated nearly 15% sales growth in the Greater China region, top line results were impacted negatively by lower sales in Hong Kong.

Net sales in North America/Europe increased by 6.1% to $64.5 million, compared with $60.7 million in the prior-year period. Every market in the region achieved top line growth, with Mexico and Canada experiencing the largest increases.

“Our business grew in each of our regions during the fourth quarter,” continued Wentz. “The pricing initiatives directed at some of our more mature markets have generated meaningful improvements to our business in Canada, Australia and New Zealand. Meanwhile, our Greater China region continues to produce solid customer and sales growth. We look forward to continued growth in 2014.”

2013 Results

For the year ended December 28, 2013, net sales increased by 10.7% to $718.2 million, compared with $648.7 million in the prior year. The Company’s Asia Pacific and North America/Europe regions both reported growth for the year. Net sales for the full-year were negatively impacted by $2.8 million due to changes in currency exchange rates.

Net earnings for 2013 increased by 19.0% to $79.0 million, or $5.56 per share, compared with $4.45 per share in the prior year. The increase in net earnings was due primarily to higher net sales and lower relative operating expenses. Weighted average diluted shares outstanding were 14.2 million at fiscal year-end 2013, compared with 14.9 in the prior-year period.

Cash generated from operations totaled $99.9 million for the year ended December 28, 2013. The Company repurchased 414,000 shares in 2013 for a total investment of $18.1 million. The Company ended the year debt–free, with a remaining share repurchase authorization of approximately $13.6 million.

“This was an exceptional year for USANA,” concluded Mr. Wentz. “We implemented significant improvements to our business that have already produced positive results and that provide a foundation for long-term sustainable growth in the future. We ended the year with strong momentum that has continued into 2014. Our initiatives for the year ahead will build on that momentum with additional personalization initiatives, continued training and education of our sales force, and continuing to reward growth in each of our regions. Our financial outlook suggests that these strategies will produce yet another record year in 2014.”

Outlook

The Company provided the following financial outlook for 2014:

  Consolidated net sales between $790 million and $810 million
  Earnings per share between $5.80 and $5.95

Chief Financial Officer, Paul Jones, commented, “We expect that our growth during 2014 will accelerate as the year progresses after we experience the customary seasonal pressure during the first quarter and as we generate increased leverage from the continued execution of the initiatives we implemented during 2013. During the year, we will continue to invest in projects and initiatives that support our personalization and regional growth strategies which, while creating a challenging year-over-year comparison for our operating margin, are expected to contribute to another year of record results.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, February 5, 2014 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium and Colombia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	29-Dec-12	28-Dec-13	29-Dec-12	28-Dec-13

Net sales	$168,530	$186,266	$648,726	$718,175
Cost of sales	30,171	33,778	115,804	127,435
Gross profit	138,359	152,488	532,922	590,740

Operating expenses
Associate incentives	71,190	83,803	280,506	307,820
Selling, general and administrative	39,087	39,681	154,237	166,208

Earnings from operations	28,082	29,004	98,179	116,712

Other income (expense)	70	(98)	247	(131)
Earnings before income taxes	28,152	28,906	98,426	116,581

Income taxes	9,705	8,624	31,993	37,557

NET EARNINGS	$18,447	$20,282	$66,433	$79,024

Earnings per share - diluted	$1.27	$1.41	$4.45	$5.56
Weighted average shares outstanding - diluted	14,471	14,421	14,923	14,204

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	29-Dec-12	28-Dec-13
Current Assets
Cash and cash equivalents	$70,839	$137,343
Securities held-to-maturity, net	-	8,642
Inventories	36,481	47,242
Other current assets	25,225	35,818
Total current assets	132,545	229,045

Property and equipment, net	61,751	59,180
Goodwill	17,890	18,243
Intangible assets, net	42,085	42,329
Deferred income taxes	5,956	5,519
Other assets	7,128	14,154
Total assets	$267,355	$368,470

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,040	$9,502
Other current liabilities	63,804	86,369
Total current liabilities	70,844	95,871

Other long-term liabilities	938	1,211
Deferred income taxes	10,001	10,866
Stockholders' equity	185,572	260,522
Total liabilities and stockholders' equity	$267,355	$368,470

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	29-Dec-12		28-Dec-13
Region

Americas and Europe	$60,747	36.0%	$64,467	34.6%

Asia Pacific

Southeast Asia Pacific	37,419	22.2%	42,348	22.7%

Greater China	62,499	37.1%	71,671	38.5%

North Asia	7,865	4.7%	7,780	4.2%

Asia Pacific Total	107,783	64.0%	121,799	65.4%

Total	$168,530	100.0%	$186,266	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	29-Dec-12		28-Dec-13
Region

Americas and Europe	78,000	31.6%	82,000	30.9%

Asia Pacific

Southeast Asia Pacific	58,000	23.5%	62,000	23.4%

Greater China	103,000	41.7%	111,000	41.9%

North Asia	8,000	3.2%	10,000	3.8%

Asia Pacific Total	169,000	68.4%	183,000	69.1%

Total	247,000	100.0%	265,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	29-Dec-12		28-Dec-13
Region

Americas and Europe	53,000	82.8%	60,000	76.9%

Asia Pacific

Southeast Asia Pacific	6,000	9.4%	10,000	12.8%

Greater China	4,000	6.2%	5,000	6.4%

North Asia	1,000	1.6%	3,000	3.9%

Asia Pacific Total	11,000	17.2%	18,000	23.1%

Total	64,000	100.0%	78,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations